Exhibit (m)(ii)(B)
DIREXION FUNDS
SERVICE CLASS
DISTRIBUTION PLAN
SCHEDULE A
     The maximum annualized fee rate pursuant to Paragraph 1 of the Direxion Funds Service Class Distribution Plan shall be as follows:

HCM Freedom Fund	Spectrum Global Perspective Fund
Spectrum Equity Opportunity Fund	Spectrum Select Alternative Fund
Commodity Trends Strategy Fund	Currency Trends Strategy Fund
Direxion/Wilshire Dynamic Fund	Direxion Long/Short Global IPO Fund
     Up to 1.00% of the average daily net assets
Last revised: August 17, 2011